Subject to Completion
            Preliminary Pricing Supplement dated February 6, 2007


                                              Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-132911


PRICING SUPPLEMENT
------------------
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number:

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

              Original Issue Discount Notes due February 15, 2037


Principal Amount:         $100,000,000

Issue Price:              $12,693,000

Denominations:            $1,000 and integral multiples thereof

Purchase Price
to Underwriter:           12.693% of Principal Amount

CUSIP Number:

Interest Rate:            0.00%

Accrual Rate:             7.000117% accretion yield, semi-annually, 30/360, compounded and paid at the earlier of the Redemption Date (as defined below) or maturity

Original Issue Date:      February 15, 2007

Stated Maturity Date:     February 15, 2037

Interest Payment Dates:   None

Repayment at the Option
of the Holder:            The Notes cannot be repaid at the option of the holder prior to the Stated Maturity Date.

Redemption at the Option
of the Company:           On February 15 or August 15 of each year, commencing February 15, 2008,
                          Merrill Lynch & Co., Inc. (the "Company") may redeem the Notes (if elected, the "Redemption Date")
                          in whole, but not in part, with not less than five Business Days notice, prior to the Redemption Date for a redemption price specified in the Redemption Schedule shown below

Form:                     The Notes will be issued in fully registered book-entry form.  As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository
                          Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

Trustee:                  The Bank of New York

Underwriter:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")

Business Day:             Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:                    February    , 2007


                                 Redemption Schedule

                        Redemption Price                       Redemption Price
                         (% of Principal                        (% of Principal
Redemption Date                  Amount)    Redemption Date             Amount)

   2/15/2008                 13.597074%           8/15/2027          52.015010%
   8/15/2008                 14.072980%           2/15/2028          53.835566%
   2/15/2009                 14.565542%           8/15/2028          55.719842%
   8/15/2009                 15.075345%           2/15/2029          57.670069%
   2/15/2010                 15.602991%           8/15/2029          59.688556%
   8/15/2010                 16.149105%           2/15/2030          61.777690%
   2/15/2011                 16.714333%           8/15/2030          63.939945%
   8/15/2011                 17.299344%           2/15/2031          66.177881%
   2/15/2012                 17.904831%           8/15/2031          68.494145%
   8/15/2012                 18.531511%           2/15/2032          70.891481%
   2/15/2013                 19.180125%           8/15/2032          73.372724%
   8/15/2013                 19.851440%           2/15/2033          75.940812%
   2/15/2014                 20.546252%           8/15/2033          78.598785%
   8/15/2014                 21.265383%           2/15/2034          81.349788%
   2/15/2015                 22.009684%           8/15/2034          84.197079%
   8/15/2015                 22.780036%           2/15/2035          87.144026%
   2/15/2016                 23.577350%           8/15/2035          90.194118%
   8/15/2016                 24.402571%           2/15/2036          93.350964%
   2/15/2017                 25.256676%           8/15/2036          96.618303%
   8/15/2017                 26.140674%           2/15/2037         100.000000%
   2/15/2018                 27.055613%
   8/15/2018                 28.002575%
   2/15/2019                 28.982682%
   8/15/2019                 29.997093%
   2/15/2020                 31.047008%
   8/15/2020                 32.133672%
   2/15/2021                 33.258369%
   8/15/2021                 34.422432%
   2/15/2022                 35.627237%
   8/15/2022                 36.874211%
   2/15/2023                 38.164830%
   8/15/2023                 39.500621%
   2/15/2024                 40.883166%
   8/15/2024                 42.314101%
   2/15/2025                 43.795119%
   8/15/2025                 45.327974%
   2/15/2026                 46.914480%
   8/15/2026                 48.556514%
   2/15/2027                 50.256020%